Exhibit 10.2

OMNIBUS AMENDMENT

TO

OUTSTANDING STOCK OPTION AGREEMENTS UNDER

FMSA HOLDINGS INC. 2010 STOCK OPTION PLAN

THIS OMNIBUS AMENDMENT is made this 28th day of October, 2016, by Fairmount Santrol Holdings Inc. (the “Company”).

WITNESSETH:

WHEREAS, from time to time the Company has granted stock options under the FMSA Holdings Inc. 2010 Stock Option Plan, as amended and restated as of September 11, 2014 (the “2010 Plan”), as such awards are set forth in certain Stock Option Agreements (the “Agreements”);

WHEREAS, it is the desire of the Company to amend such Agreements to provide that certain nonvested Option Shares (as defined in the Agreements) shall vest and become exercisable, or continue to vest and become exercisable, upon the optionholder’s death, disability or retirement and to provide that an optionholder who retires shall be entitled to exercise the option until the original expiration date of the option; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has determined that, pursuant to Section 7.3 of the 2010 Plan, the Company has the power to amend such Agreements without the written consent of the optionholder.

NOW, THEREFORE, effective as of October 28, 2016, with respect to all currently outstanding stock options granted under the 2010 Plan, the Company hereby amends all currently outstanding Agreements as follows:

1.    The Agreements are hereby amended by replacing Section 4(d) in its entirety with the following:

“(d)    Notwithstanding anything herein or in the Plan to the contrary, if an Optionee ceases to be an Employee or Key Non-Employee as the result of his or her death or Disability, the Optionee (i) shall be eligible to vest in the percentage of the Option as set forth on Exhibit A for the year in which the Optionee’s services terminate, to the extent the EBITDA Target or Cumulative EBITDA Target is attained for such year; and (ii) shall fully vest in the Option upon his or her death or Disability if the Option were scheduled to fully vest under Section 4(a) within the one-year period following his or her termination of employment.”

2.    The Agreements are hereby amended by adding the following Section 4(f) to the Agreements as follows:

“(f)    Notwithstanding anything herein or in the Plan to the contrary, if an Optionee ceases to be an Employee or Key Non-Employee due to his or her Retirement (as defined below), the Optionee shall continue to vest pursuant to Sections 4(a), (b), (c) and (e) as if no termination of employment had occurred. For purposes of this agreement, “Retirement” shall mean the Optionee’s voluntary separation from service (as that term is defined in Section 409A of the Code) after he or she has attained age 55 and has provided at least ten years of service to the Company or any of its Affiliates.”

3.     The Agreements are hereby amended by replacing Section 7 in its entirety with the following:

“7.    Except as provided below, any portion of the Option which is not exercisable upon the Optionee’s termination of employment or other engagement with the Company or any of its Affiliates for any reason shall terminate as of the date on which such termination of employment

OMNIBUS AMENDMENT

TO

OUTSTANDING STOCK OPTION AGREEMENTS UNDER

FMSA HOLDINGS INC. 2010 STOCK OPTION PLAN

or engagement occurs; provided that if the Optionee’s employment or other engagement terminates for Cause, the Option, whether exercisable or nonexercisable, shall be deemed to have terminated as of the date of termination of employment or other engagement. Notwithstanding the foregoing, upon an Optionee’s (i) termination of employment or other engagement due to death or Disability, the Optionee (or his representative) shall be entitled to exercise any then exercisable portion (including any portion which may become exercisable pursuant to Section 4(d) of this Agreement) of the Option for twelve months following such termination (or, with respect to any portion of the Option which becomes exercisable pursuant to Section 4(d), if later, until the date thirty (30) days following the date the Optionee is provided with written notice of the level of EBITDA Target attained for such year); provided, however, in no event shall the Option be exercisable after the expiration of the Option Term, (ii) Retirement, the Optionee shall be entitled to exercise any exercisable portion (including any portion which may become exercisable pursuant to Section 4(f) of this Agreement) until the end of the Option Term; or (iii) termination of employment or other engagement other than for Cause, death or Disability or Retirement, the Optionee (or his representative) shall be entitled to exercise any then exercisable portion of the Option for three months after the date of termination, or the end of the Option Term, if earlier.”

4.    Any capitalized term not otherwise defined in this Omnibus Amendment shall have the meaning ascribed to such term in the Agreements or the 2010 Plan, as applicable.

5.    This Omnibus Amendment modifies or adds only the provisions specified herein. All other provisions of the Agreements remain in full force and effect.

IN WITNESS WHEREOF, a duly authorized officer of the Company has caused this Omnibus Amendment to be executed this 28th day of October, 2016.

FAIRMOUNT SANTROL HOLDINGS INC.

By:	/s/ David J. Crandall

ITS:	SVP, General Counsel and Secretary